***Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                            Under 17 C.F.R. ss.ss. 200.80(b)(4),
                                                            200.83 and 240.24b-2

                                 AMENDMENT FIRST

This first  amendment (the  "Amendment"),  dated December 31, 1998,  ("Effective
Date of this Amendment") entered by and between SUGEN, Inc., a Delaware corporation, located at 230 East Grand Avenue, South San Francisco, California 94080-4811 ("SUGEN") and ASTA Medica Aktiengesellschaft, a German corporation, with headquarters at Weissmuellerstrasse 45, D-60314 Frankfurt am Main, Germany ("ASTA Medica") amends and with respect to the terms below supersedes the respective terms in the Collaboration Agreement by and between the same Parties, dated December 5, 1995 (the "Agreement"). All other terms and conditions of the Agreement shall abide this Amendment. SUGEN and ASTA Medica are each considered a "Party" and together considered the "Parties" hereto.

Whereas, ASTA Medica seeks to extend the period of time for screening and selection of Active Compounds under the Raf and Her2 Projects, as referenced in
Section 2.5 of the Agreement; and

Whereas, under Article 5 of the Agreement, in which SUGEN contracts for services to be performed by ASTA Medica and charged against a monetary credit held by ASTA Medica, SUGEN seeks to fully utilize the remaining credit for the provision of the contract services;

Now Therefore, in consideration of the foregoing and the covenants and mutual promises, the Parties hereby agree to amending the Agreement as follows:

1. Extension of the Raf Project. ASTA Medica [...***...] extend screening activities under the Raf Project beyond the current final date of [...***...]. During such [...***...]. In the event that [...***...] in consideration of such extension. Such compensation shall be payable as follows:

         A. [...***...] payable by ASTA Medica in cash [...***...]; and

         B. [...***...] payable by ASTA Medica in exchange for SUGEN Common Stock, to be issued and sold to ASTA Medica on March 31, 1999 pursuant to that certain Common Stock Purchase Agreement, by and between ASTA Medica and SUGEN, dated contemporaneously herewith, at a price per share equal to twice the fair market value thereof. Such fair market value shall be determined to be equal to the average last reported sales price of a share of SUGEN Common Stock as reported for the NASDAQ (National Market) for the twenty (20) business days preceding the day on which the payment is made.

2. Her2 Project.

         2.1 Extension of the Her2 Project. In consideration of SUGEN's agreement to extend the Screening Period (as defined in Section 2.4(c) of the Agreement) and screening activities under the Her2 Project until [...***...], ASTA Medica shall pay SUGEN [...***...] payable as follows:

          A. [...***...] (US$375,000) payable by ASTA Medica in exchange for SUGEN Common Stock, to be issued and sold to ASTA Medica on December 31, 1998 pursuant to that certain Common Stock Purchase Agreement, by and between ASTA Medica and SUGEN, dated contemporaneously herewith, at a price per share equal to twice the fair market value thereof. Such fair market value shall be determined to be equal to the average last reported sales price of a share of SUGEN Common Stock as reported for the NASDAQ (National Market) for the twenty (20) business days preceding the day on which the payment becomes due;

          B. [...***...] payable by ASTA Medica in cash [...***...]; and

          C. [...***...] payable by ASTA Medica in exchange for SUGEN Common Stock, to be issued and sold to ASTA Medica on March 31, 1999 pursuant to that certain Common Stock Purchase Agreement, by and between ASTA Medica and SUGEN, dated contemporaneously herewith, at a price per share equal to twice the fair market value thereof. Such fair market value shall be determined to be equal to the average last reported sales price of a share of SUGEN Common Stock as reported for the NASDAQ (National Market) for the twenty (20) business days preceding the day on which the payment becomes due.

ASTA Medica shall also be responsible for [...***...] in accordance with Section
6.1 of the Agreement [...***...] in accordance with terms and conditions of the Agreement and this Amendment.

         2.2 Her2 Project Research Payment. ASTA Medica agrees to pay SUGEN a research payment of [...***...] for research conducted on the Her2 Project by SUGEN in [...***...]. Such payment shall be payable by ASTA Medica in cash no later than [...***...].

3. Termination of Projects. ASTA Medica and SUGEN agree on new criteria for continuation of Projects to replace the corresponding provision of Section 4.2(c) of the Agreement. The Parties hereby agree that in the event [...***...], then such Project shall terminate. Upon such termination of a Project, the Parties shall enter into a License Agreement as provided for in the relevant remaining part of Section 4(c) of the Agreement.

4. Failure to Comply. Failure to comply with the payment requirements under Sections 1 and/or 2 of this Amendment shall result in ASTA Medica's forfeiture of its rights in accordance with Section 10.2 of the Agreement with regard to the respective Project(s) to which the default in payment and failure to cure applies.

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
5. Further Screening Activities. SUGEN agrees to extend further screening activities on Active Compounds as provided for in Section 2.7 of the Agreement for an additional [...***...], with the new ending date of [...***...].

6.  Non-competition.  ASTA Medica and SUGEN agree that [...***...] under Section
4.3 of the Agreement [...***...] as provided for in Section 1 of this Amendment.

7. Contract Services Credit Extension. ASTA Medica agrees to extend the time under which SUGEN is obligated to use a partial existing credit (under Section
5.2 of the Agreement) in the remaining amount equal to the difference between [...***...] of the original credit and the total amount of all statements of contract services performed by ASTA Medica under Section 5.1 of the Agreement through the Effective Date of this Amendment. SUGEN's remaining credit shall [...***...]. Such services must be used by SUGEN by [...***...].

8. Independence of Projects. Any decisions with respect to Raf and Her2 Projects shall be made independently of each other, and termination of any one of the Projects shall not result in the termination of the other or in the termination of the Agreement.

This Amendment has been executed by the Parties as of the Effective Date of this Amendment.

SUGEN, Inc.                               ASTA Medica Aktiengesellschaft



By: /s/ Stephen Evans-Freke               By: /s/ Bernard Kastler
   ---------------------------------          ----------------------------------

Stephen Evans-Freke                       Bernard Kastler
------------------------------------      --------------------------------------
Name                                      Name

Chairman and Chief Executive Officer      Member of the Executive Board
Title                                     Title

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